Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to A. O. Smith Combined Incentive Compensation Plan of our reports dated February 1, 2007, with respect to the consolidated financial statements and schedule of A. O. Smith Corporation, A. O. Smith Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of A. O. Smith Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

July 18, 2007

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